Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Corbus Pharmaceuticals Holdings, Inc. and Subsidiary on Form S-3 (No. 333-207936) and Form S-8 (Nos. 333-200350 and 333-201898 and 333-210428) of our report dated March 8, 2017, on our audits of the consolidated financial statements as of December 31, 2016 and 2015 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about March 8, 2017.

/s/ EISNERAMPER LLP

Iselin, New Jersey
March 8, 2017